Exhibit 99.3

RightNow Technologies, Inc.

Portion of Prepared Conference Call Remarks of Expected Revenue and Earnings for 2006

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:  All statements included in this exhibit, other than statements or characterizations of historical fact, are forward-looking statements.  These forward-looking statements are based on our current expectations, estimates and projections about our industry, management’s beliefs, and certain assumptions made by us, all of which are subject to change.  Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words and include, but are not limited to, statements regarding projected results of operations and management’s future strategic plans.  These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.

The risks and uncertainties referred to above include, but are not limited to, risks associated with our business model; our ability to develop or acquire, and gain market acceptance for new products, including our new sales and marketing and voice automation products, in a cost-effective and timely manner; the gain or loss of key customers; competitive pressures; our ability to expand operations; fluctuations in our operating results due to changes in our mix of revenues, and our rate of growth; interruptions or delays in our hosting operations, breaches of our security measures; our ability to protect our intellectual property from infringement, and to avoid infringing the intellectual property rights of third parties; and our ability to expand, retain and motivate our employees and manage our growth. Further information on potential factors that could affect our financial results is included in our Annual Report on Form 10-K, quarterly reports on Form 10-Q, and other filings with the Securities and Exchange Commission.  The forward-looking statements in this release speak only as of the date they are made.  We undertake no obligation to revise or update publicly any forward-looking statement for any reason.

Turning to 2006, as Greg mentioned earlier, we have seen momentum throughout our business and are excited about our outlook for next year.  We expect bookings growth next year of 40 to 50 percent, which compares to current analyst consensus estimate of approximately 30 percent.  Additionally, we expect the margin on those bookings to be at least 30 percent, which very few software companies at this revenue level can match.

On the income statement, we expect 2006 revenue of approximately $115 to $120 million with EPS of six to eleven cents per share.  Remember that 2006 EPS guidance includes expenses of approximately $5 million for the effect of adopting the new guidance on stock based compensation.  For apples to apples comparison, stock compensation in 2004 and 2005 was $1.3 million and $3.5 million, respectively, and pro forma EPS including those amounts would have been 7 cents per share for 2004 and $6-8 cents for 2005.,

The 2006 EPS guidance highlights one aspect of the annuity based business model that we discussed as far back as our IPO Prospectus– as long as we continue to grow rapidly, our GAAP EPS will be constrained, while deferred revenue and cash flow continue to grow.

We haven’t given 2006 guidance before, and the range of current models is fairly wide.  So at the risk of oversimplifying, I want to take a minute to fully explain the income statement and the underlying fundamentals.

We have described bookings as a key metric in our business and a leading indicator.  At the most basic level, raising the bookings assumption and the bookings margin translates into much stronger cash flow.  To this end, we expect cash from operations to grow approximately 80 percent to $26 to 32 million next year, with a strong increase in deferred revenue as well.

The consequence of an annuity based model is that benefit to EPS is deferred.  In a high growth environment, earnings can actually be lower as you recognize all the sales and marketing expenses upfront but only get the benefit of a fraction of the revenue.

I want to be clear that this is not a growth versus earnings trade-off, but a short term income statement effect – with the definition of short term being “when growth slows down.”

Let me give you a simple example.  The delta between 40 and 50 percent bookings growth is roughly $10 million.  In our model, we would recognize approximately $4 million of those bookings as revenue next year with the rest going to the balance sheet.  At a 30% bookings margin, we would expense $7 million and add $3 million to cash flow.  So on the income statement, we would recognize revenue of $4 million, expenses of $7 million, and have a $3 million negative impact on earnings.

Given the tradeoff between selling more software versus short term EPS, we believe continued aggressive growth in bookings is the right choice for our company given what we believe is our clear market opportunity, and the tremendous success we have seen in our customer base.

Finally let me give you a few more assumptions that may be useful in analyzing our business:

•                  We expect capital expenditures in the range of 8-9M in 06 as add hosting capacity to support our growth and headcount related equipment and furniture.

•                  We expect professional services margin of 30% plus minus 5%.

•                  We expect taxes from both a book and tax basis to be in the 6-10% of book pretax income.  The transition to a fully taxed status is effectively expected to push out a year.

•                  Finally, all of the guidance is based on fully diluted shares estimate of 34.1 million for the 4th quarter 2005 and 35 million for full year 2006.